Agreement and Plan of Reorganization
This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this October 1, 2003, by and among Xtreme Companies, Inc., a Nevada corporation (hereinafter "Xtreme"); Donald Bradley, a shareholder of Xtreme (hereinafter "Bradley"); Rockwell Power Systems, Inc. a Delaware corporation (hereinafter "Rockwell"), and the owners of the outstanding shares of common stock of Rockwell Power Systems, Inc.
(hereinafter the Shareholders of Rockwell").

WHEREAS, the Rockwell Shareholders own all of the issued and outstanding common stock of Rockwell (the
"Rockwell Common Stock"). Xtreme desires to acquire the Rockwell Common Stock solely in exchange for voting common stock of Xtreme, making Rockwell a wholly-owned subsidiary of Xtreme; and

WHEREAS, the Rockwell Shareholders (as set forth on Exhibit "A" to be delivered on or before Closing) desire to acquire voting common stock of Xtreme in exchange for the Rockwell Common Stock, as more fully set forth herein.

NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Plan of Reorganization

It is hereby agreed that the Rockwell Common Stock shall be acquired by Xtreme in exchange solely for Xtreme common voting stock (the "Xtreme Shares"). It is the intention of the parties hereto that all of the issued and outstanding shares of capital stock of Rockwell shall be acquired by Xtreme in exchange solely for Xtreme common voting stock and that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or Section
351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

2. Exchange of Shares

Xtreme and Rockwell Shareholders agree that on the Closing Date or at the Closing as hereinafter defined, the Rockwell Common Stock shall be delivered at Closing to Xtreme in exchange for the Xtreme Shares, after giving effect to a 100 to 1 reverse stock split (the "Xtreme Reverse Stock Split") as to all presently outstanding shares of Xtreme common stock, as follows:
At Closing, Xtreme shall, subject to the conditions set forth herein, issue an aggregate of 60,000,000 shares of Xtreme common stock (after giving effect to the Xtreme Reverse Stock Split) for immediate delivery to the Rockwell Shareholders in exchange for Rockwell Shares.

Each Rockwell Shareholder shall execute this Agreement or a written consent to the exchange of their Rockwell Common Stock for Xtreme Shares.

3. Pre-Closing Events

The Closing is subject to the completion of the following:
Xtreme shall have authorized 100,000,000 shares of $0.001 par value common stock and on or before Closing shall have amended its Articles of Incorporation to authorize 100,000,000 shares of $0.001 par value common stock.

Xtreme shall have effectuated the Xtreme
Reverse Stock Split at or about the Closing, and shall have 356,512.3 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding.

Xtreme shall demonstrate to the reasonable satisfaction of Rockwell that it has no material assets and no liabilities contingent or fixed other than those disclosed on Exhibit "B" attached hereto.

4. Exchange of Securities

As of the Closing Date each of the following shall occur:
All outstanding shares of Rockwell Common Stock shall be deemed, after Closing, to be owned by Xtreme.
The holders of such certificates previously evidencing shares of Rockwell Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of Rockwell Common Stock except as otherwise provided herein or by law;

Any shares of Rockwell Common Stock held in the treasury of Rockwell immediately prior to the Closing
Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(c)The 356,512.3 shares of Xtreme common stock previously issued and outstanding prior to the Closing, after giving effect to the Xtreme
Reverse Split, will remain outstanding.

5. Other Events Occurring at Closing

At closing, the following shall be accomplished:
Xtreme shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "C" effecting an amendment to its
 Articles of Incorporation to reflect (1) authorize
100,000,000 shares of common stock, and (2) to put of record the Xtreme Reverse Stock Split as set forth in the attached Exhibit "C".

The resignation of the existing Xtreme officers and directors and appointment of new officers and directors as directed by Rockwell.

It is recognized by the parties hereto that Rockwell entered into an agreement, including all amendments thereto (the "Shogun Agreement") dated September 06, 2003, with Shogun Investments
Group Ltd., ("Shogun"), wherein Shogun agreed to identify a public company to be involved in a "reverse merger" with Rockwell, and that Xtreme is the public company agreed to by Shogun and Rockwell. Under said Shogun Agreement, at Closing of the transactions described herein, Shogun shall retain
50,000 free trading shares of its common stock
(the "Retained Shares") (after given effect to the Xtreme Reverse Stock Split). The Retained Shares will be subject to a lock-up agreement as set forth in Exhibit "I" attached hereto. In addition Shogun shall receive 1.5% of the totaled outstanding shares
(or 150,000 shares, which ever is greater) of Xtreme Shares of common stock (after giving effect to the Xtreme Reverse Stock Split). These shares are deemed to be covered by the defined term
"Xtreme Shares" as set forth herein for purposes of all representations and warranties of Xtreme and the legal opinion given on behalf of Xtreme herein.
Furthermore, Shogun shall receive $25,000 in cash on the date of the Closing and $25,000 upon acceptance of a payment plan with the Internal Revenue Service for the outstanding tax liability.


6. Delivery of Shares

On or as soon as practicable after the Closing Date, Rockwell will use its best efforts to cause the Rockwell
Shareholders to surrender certificates for cancellation representing their shares of Rockwell Common Stock, against delivery of certificates representing the Xtreme
 Shares for which the shares of Rockwell Common Stock are to be exchanged at Closing.

7. Representations of Private Corporation Shareholders

Each Rockwell Shareholder hereby represents and warrants each only as to its own Rockwell Common
Stock, effective this date and the Closing Date as follows:
Except as may be noted in Exhibit "D", the Rockwell Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said
Rockwell Shareholder will have good title and the unqualified right to transfer and dispose of such Rockwell Common Stock,

Said Rockwell Shareholder is the sole owner of the issued and outstanding Rockwell Common
Stock as set forth in Exhibit "D";

Said Rockwell Shareholder has no present intent to sell or dispose of the Xtreme Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the Xtreme Shares.

8. Representations of Private Corporation

Rockwell hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:
Except as noted on Exhibit "D", the Rockwell
Shareholders listed on the attached Exhibit "D" are
 the sole owners of record and beneficially of the issued and outstanding common stock of Rockwell.

Rockwell has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the Rockwell Financial Statements or on Exhibit "E", attached hereto.

The unaudited financial statements for the period ended
August 15, 2003, which have been (or will be prior dissemination of an Information Statement by Xtreme) delivered to Xtreme (hereinafter referred to as the " Rockwell Financial Statements") are complete and accurate and fairly present the financial condition of Rockwell as of the dates thereof and the results of its operations for the periods covered. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Rockwell Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Rockwell as reflected in the Rockwell Financial Statements. Rockwell has good title to all assets shown on the Rockwell Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and liens and encumbrances of record. The Rockwell
Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Rockwell as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

Since the date of the Rockwell Financial Statements, there has not been any material adverse changes in the financial position of Rockwell except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Rockwell.

Rockwell is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Rockwell Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Rockwell.

Rockwell is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified, to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on Rockwell.

Rockwell has (or, by the Closing Date, will have flied) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

Rockwell has not materially breached any material agreement to which it is a party. Rockwell has previously given Xtreme copies or access thereto of all material contracts, commitments and/or agreements to which Rockwell is a party including all relationships or dealings with related parties or affiliates.

Rockwell has no subsidiary corporations except as described in writing to Xtreme.

Rockwell has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of Xtreme prior to the Closing Date, during reasonable business hours and on reasonable notice.

The execution of this Agreement does not materially violate or breach any material agreement or contract to which Rockwell is a party and has been duly authorized by all appropriate and necessary corporate action under the law of the State of Delaware or other applicable law and Rockwell, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Rockwell is a party.

All disclosure information regarding Rockwell which is to be set forth in disclosure documents of Xtreme or otherwise delivered to Xtreme by Rockwell, for use in connection with the transaction (the "Acquisition") described herein is true, complete and accurate in all material respects.

9. Representations of Public Corporation and Shareholder of Public Corporation

Xtreme, and Bradley to the best of their knowledge, hereby
jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Closing Date:
As of the Closing Date, the Xtreme Shares, to be
issued and delivered to the Xtreme Shareholders
hereunder will, when so issued and delivered,
constitute, duly authorized, validly and legally
issued shares of Xtreme common stock, fully-paid
and nonassessable. Xtreme shall have completed its
reverse stock split wherein each holder of Xtreme
Shares shall have received one share of the Xtreme
Shares for each 100 Xtreme Shares previously held.
The total number of Xtreme shares of common stock
outstanding shall be 356,512.3.   No shares of Xtreme
preferred stock shall be outstanding.

Xtreme has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Xtreme. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Xtreme is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Xtreme or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of Xtreme.

Xtreme has delivered to Rockwell (or shall deliver prior to Closing) a true and complete copy of its audited financial statements for the years ended December 31, 2000, December 31, 2001, and December 2002 (the " Xtreme
Financial Statements"), The Xtreme Financial Statements are complete, accurate and fairly present the financial condition of Xtreme as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Xtreme Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Xtreme as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

Since August 15, 2003, there have not been any material adverse changes in the financial condition of Xtreme except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement.
Prior to Closing, all accounts payable and other liabilities of Xtreme shall be paid and satisfied in full and Xtreme shall have no liabilities either contingent or fixed.

Xtreme is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the Xtreme Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of Bradley, threatened or contemplated against or Xtreme, its management or its properties.

Xtreme is duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

Other than the tax liabilities disclosed on Exhibit "F" attached hereto, Xtreme has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on Xtreme, and has paid or made adequate provision in the Xtreme Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.
Xtreme is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Xtreme, except as contemplated in this Agreement.

The corporate financial records, minute books, and other documents and records of Xtreme have been made available to Rockwell prior to the Closing and shall be delivered to new management of Xtreme at Closing.

Xtreme has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Xtreme as breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Xtreme is subject. Xtreme hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Rockwell all relationships or dealings with related parties or affiliates.

(k) Xtreme common stock is currently approved for quotation on the OTC Bulletin Board under the symbol "XTRE" and there are no stop orders in effect with respect thereto.

All information regarding Xtreme which has been
 provided to Rockwell or otherwise disclosed in connection with the transactions contemplated herein is true, complete and accurate in all material respects. Xtreme and Bradley specifically disclaim any responsibility regarding disclosures as Rockwell, its business or its financial condition.

10. Closing

The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place on or about October 1, 2003, but no later than October 15, 2003, unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the Xtreme
Shares are issued in exchange for the Rockwell Common Stock.

11. Conditions Precedent to Obligations of Private Corporation

All obligations of Rockwell under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:
The representations and warranties by or on behalf of Bradley and Xtreme contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

Xtreme shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

On or before the Closing, the board of directors, and shareholders representing a majority interest the outstanding common stock Xtreme, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

On or before the Closing Date, Xtreme shall have delivered to Rockwell certified copies of resolutions of the board of directors and shareholders of Xtreme approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Xtreme to comply with the terms of this Agreement including the election of Rockwell's nominees to the Board of Directors of Xtreme and all matters outlined herein.

The Acquisition shall be permitted by applicable law and Xtreme shall have sufficient shares of its capital stock authorized to complete the Acquisition.

At Closing, the existing sole officer and director of Xtreme shall have resigned in writing from all positions as director and officer of Xtreme effective upon the election and appointment of the Rockwell nominees.

At the Closing, all instruments and documents delivered to Rockwell and Rockwell Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Rockwell.

The shares of restricted Xtreme capital stock to be issued to Rockwell Shareholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

Rockwell and Rockwell Shareholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

Rockwell shall have received all necessary and required approvals and consents from required parties and its sha reholders.

At the Closing, Xtreme shall have delivered to Rockwell an opinion of its counsel dated as of the Closing to the effect that:
Xtreme is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

This Agreement has been duly authorized, executed and delivered by Xtreme and is a valid and binding obligation of Xtreme enforceable in accordance with its terms;

Xtreme through its board of directors and shareholders has taken all corporate action necessary for performance under this Agreement;

The documents executed and delivered by
Xtreme to Rockwell and Rockwell Shareholders hereunder are valid and binding in accordance with their terms and vest in Rockwell Shareholders, as the case may be, all right, title and interest in and to the Xtreme Shares to be issued pursuant to the terms hereof, and the Xtreme Shares when issued will be duly and validly issued, fully-paid and nonassessable;

Xtreme has the corporate power to execute, deliver and perform under this Agreement;

Legal counsel of Xtreme is not aware of any liabilities, claims or lawsuits involving Xtreme except those disclosed herein.

12. Conditions Precedent to Obligations of Public Corporation

All obligations of Xtreme under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:
The representations and warranties by Rockwell and Rockwell Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

Rockwell shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

Rockwell shall deliver on behalf of the Rockwell
Shareholders a letter commonly known as an "Investment
Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "G", acknowledging that the Xtreme Shares are being acquired for investment purposes.

Rockwell shall deliver an opinion of its legal counsel to the effect that:

Rockwell is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on Rockwell;

This Agreement has been duly authorized, executed and delivered by Rockwell.

The documents executed and delivered by
Rockwell and Rockwell Shareholders to Xtreme hereunder are valid and binding in accordance with their terms and vest in Xtreme all right, tide and interest in and to the Rockwell Common Stock, which stock is duly and validly issued, fully-paid and nonassessable.

13. Indemnification

For a period of one year from the Closing, Xtreme and Bradley agree to jointly and severally indemnify and hold harmless Rockwell, and Rockwell agrees to indemnify and hold harmless Xtreme and Bradley, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's non-fulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

14. Nature and Survival of Representations

All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other parry or any other person other than as specifically set forth herein.

15. Documents at Closing

At the Closing, the following documents shall be delivered:

15.1 Private Corporation's Deliveries

Rockwell will deliver, or will cause to be delivered, to Xtreme the following:
A certificate executed by the President and Secretary of Rockwell to the effect that all representations and warranties made by Rockwell under this Agreement are true and correct as of the Closing, the same as though originally given to Xtreme on said date;

A certificate from the jurisdiction of incorporation of Rockwell dated at or about the Closing to the effect that Rockwell is in good standing under the laws of said jurisdiction;

Investment Letters in the form attached hereto as Exhibit
"G" executed by each Rockwell Shareholder;

Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

Certified copies of resolutions adopted by the shareholders and directors of Rockwell authorizing this transaction;

(f) The legal opinion required by Section 12(d) hereof; and

All other items, the delivery of which is a condition precedent to the obligations of Xtreme as set forth herein.

15.2 Public Corporation's Deliveries

Xtreme will deliver or cause to be delivered to Rockwell:
Stock certificates representing the Xtreme Shares to be issued as a part of the stock exchange as described herein;

A certificate of the President of Xtreme, to the effect that all representations and warranties of Xtreme made under this Agreement are true and correct as of the Closing, the same as though originally given to Rockwell on said date;

Certified copies of resolutions adopted by Xtreme's board of directors and Xtreme's Shareholders authorizing the Acquisition and all related matters described herein;

Certificate from the jurisdiction of incorporation of Xtreme dated at or about the Closing Date that Xtreme is in good standing under the laws of said state;

Opinion of Xtreme's counsel as described in Section
11.9 above;

Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(g) Resignation of the existing officer and director of Xtreme;

(h) All corporate and financial records of Xtreme;

Executed copies of settlement and release agreements from the creditors as set forth in Exhibit "H" attached hereto; and

(j) All other items, the delivery of which is a condition precedent to the obligations of Rockwell, as set forth in
Section 12 hereof.


16. Finder's Fees

Xtreme, represents and warrants to Rockwell, and Rockwell represents and warrants to Xtreme that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than the arrangements described in Section 5.4 hereof. In this regard, Xtreme, on the one hand, and Rockwell on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever
(including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

17. Miscellaneous

17.1 Further Assurances

At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

17.2 Waiver

Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

17.3 Amendment

This Agreement may be amended only in writing as agreed to by all parties hereto.

17.4 Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

17.5 Headings

The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17.6 Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7 Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

17.8 Binding Effect

This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

17.9 Entire Agreement

This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

17.10 Time

Time is of the essence.

17.11 Severability

If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

     Xtreme Companies, Inc.

By: ______________________

			      Name: ___________________

			      Title: ____________________

Donald Bradley, Individually

By: ______________________

			      Name: ___________________

			      Title: ____________________

Rockwell Power Systems, Inc.

By: ______________________

			      Name: ___________________

			      Title: ____________________